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                                                                    Exhibit 23.2
                                                                    ------------

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of D.R. Horton, Inc. for the registration of an aggregate maximum of $750,000,000 of its debt securities, preferred stock, depositary shares, common stock, warrants, stock purchase contracts, trust securities and units and to the incorporation by reference therein of our report dated November 9, 2000, with respect to the consolidated financial statements of D.R. Horton, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2000, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

Fort Worth, Texas
April 17, 2001